Exhibit 99

             Summary: Mercantile Bankshares Corporation Announces
                        Affiliate Bank Reorganization

    BALTIMORE, April 30 /PRNewswire-FirstCall/ -- Mercantile Bankshares Corporation (Nasdaq: MRBK), a Maryland corporation ("Bankshares"), today announced that it has initiated a significant reorganization within its affiliate bank network. In a move designed to create banks of sufficient size and depth to compete more effectively today and in the future, Bankshares will combine 11 affiliate banks to create four new organizations, all with a more prominent Mercantile identity. All banks being combined are geographically contiguous, share increasingly common market dynamics and offer the opportunity to create scale efficiencies. Pending regulatory approval, the banks are anticipated to be combined in July. The new banks will be formed as follows:

    -- Mercantile Peninsula Bank, with 39 branches and pro forma assets of $1.5 billion at March 31, 2004, will be formed by combining Baltimore Trust Company, headquartered in Selbyville, Del.; Farmers & Merchants Bank-Eastern Shore, headquartered in Onley, Va.; and Peninsula Bank, headquartered in Princess Anne, Md. The new bank will be headquartered in Selbyville.

    -- Mercantile Southern Maryland Bank, with 17 branches and pro forma assets of $930 million at March 31, 2004, will be formed by combining Bank of Southern Maryland, headquartered in LaPlata, Md.; Calvert Bank and Trust Company, headquartered in Prince Frederick, Md.; and The First National Bank of St. Mary's, headquartered in Leonardtown, Md. The new bank will be headquartered in Leonardtown.

    -- Mercantile County Bank, with 17 branches and pro forma assets of $790 million at March 31, 2004, will be formed by combining County Banking & Trust Company, headquartered in Elkton, Md., and The Forest Hill State Bank, headquartered in Bel Air, Md. The new bank will be headquartered in Elkton.

    -- Mercantile Eastern Shore Bank, with 19 branches and pro forma assets of $580 million at March 31, 2004, will be formed by combining The Chestertown Bank of Maryland, headquartered in Chestertown, Md.; The Peoples Bank of Maryland, headquartered in Denton, Md.; and St. Michaels Bank, headquartered in St. Michaels, Md. The new bank will be headquartered in Chestertown.

    Edward J. Kelly III, Chairman, President and Chief Executive Officer of Bankshares, said, "This should be viewed as a further endorsement of our belief in the affiliate model, which we feel differentiates us in the eyes of our clients. This reorganization will enable us to operate more effectively and efficiently in the face of increased competitive and regulatory pressures. Fewer, larger banks will better leverage our branch network, reduce administrative and operational redundancies and increase the breadth and depth of expertise among our associates - all of which ultimately will benefit our customers."

    Market evolution and regulatory pressures were important factors influencing the decision to consolidate. As the communities served by these 11 banks have developed and residents have become more mobile, the markets have evolved into four relatively defined common markets. At the same time, the regulatory climate has become increasing complex with passage of the Sarbanes-Oxley Act of 2002 and the USA-Patriot Act. The consolidated banks, with additional capacity and expertise, will be better positioned to serve the needs of their growing markets and to comply with regulatory requirements.

    Branches will remain open with the same staff, and the commercial and retail sales staff will continue in their current roles. The boards of each of the banks will be combined to form the boards of the resulting organizations. Bankshares anticipates that there may be nominal staff displacements as a result of operational and administrative consolidations.

    Mercantile Bankshares Corporation, with assets in excess of $14 billion, is a multibank holding company headquartered in Baltimore. It currently has 16 banking affiliates in Maryland, one in Delaware and three in Virginia. Additional information can be obtained at www.mercantile.com.

    Cautionary Statement

    This press release contains forward-looking statements, within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this press release and the underlying management assumptions. Examples of forward-looking statements in this press release are statements concerning expected pro forma assets of combined banks and the anticipated effect of the proposed reorganization on operations, regulatory compliance and service to banking customers. The statements are based upon current expectations, and results ultimately may vary from the statements made in this report. The following factors, among others, could cause actual results to differ materially from the anticipated results or expectations expressed in the forward-looking statements: Regulatory approvals for the transactions occurring in connection with the reorganization could be delayed or more burdensome to obtain than currently expected resulting in, among other things, an effective date later than July 2004; administrative and operational efficiencies may not improve to the degree projected; and competitive pressures and regulatory complexities that affect our banks may be stronger than expected.

SOURCE  Mercantile Bankshares Corporation
    -0-                             04/30/2004
    /CONTACT: Investor Relations: David Borowy, +1-410-347-8361, or david.borowy@mercantile.net, or Media: Janice Davis, +1-410-237-5971, or janice.davis@mercantile.net, both of Mercantile Bankshares Corporation/
    /Web site:  http://www.mercantile.com/
    (MRBK)

CO: Mercantile Bankshares Corporation; Mercantile Eastern Shore Bank; Mercantile County Bank; Mercantile Southern Maryland Bank;
     Mercantile Peninsula Bank
ST:  Maryland
IN:  FIN
SU:  RCN